Exhibit 10.5

August 13, 2009

Ronald Petkie, Ph.D.
560 Laurie Lane, Apt 6.
Thousand Oaks, California 91360

Re:           Offer of Employment

Dear Dr. Petkie:

On behalf of HyperSolar, Inc. (the “Company”), I am pleased to offer you employment, under the following terms and conditions.

This offer expires at 5:00 p.m., PDT, on September 1 2009, unless prior to that time you sign and return one copy of this letter to the Company.

Title:	Chief Technology Officer

Job Description:	Responsible for all those duties customarily associated with the research and development of the company’s technology and other duties as assigned by the CEO.

Type:	Full time (100%)

Location:	At the Company’s Santa Barbara office or other approved remote locations.

Report to:	CEO

Base Salary:
$10,000 per month (equivalent to an annualized salary of $120,000), subject to modification from time to time during your employment in accordance with the Company’s practices, policies, or procedures.

Quarterly Bonus:	You may be granted a quarterly bonus in the amount to be determined at the discretion of the Board of Directors.

Term of Employment:
Your employment with the Company is “at-will," and may be terminated at any time by you or by the Company, for any reason or no reason, upon written notice.  Nothing in this letter creates a promise or representation of continued employment for a term or limits the Company's right and power to terminate your employment at any time.

Severance:	If your employment is terminated by the Company, the Company shall pay you three (3) months of Base Salary over a three (3) month period.

Benefits:	You will be able to participate in all benefits that the Company has or will implement(ed).

Immigration:	As a condition of your employment, you will be required to furnish all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.

Date of Employment:	Effective on September 1, 2009 and upon proper legal documents showing proof of eligibility of employment in the United States as required by Form I-9.

Arbitration:
Any dispute arising with respect to your employment or the termination of your employment with the Company shall be conclusively settled by final and binding arbitration in accordance with the arbitration procedures described in the attached Employee Confidentiality and Inventions Agreement.

Company Policies:
From time to time you will be advised of certain Company policies, including such policies as may from time to time be set forth in an employee handbook or similar document.  As a condition of your employment, you agree to comply with such policies.

Enclosed are an Employee Confidentiality and Inventions Agreement and a Termination Certificate.  Our offer is contingent on your understanding and agreement, as evidenced by your signing below, that: (i) you will execute the Employee Confidentiality and Inventions Agreement as a prerequisite to your employment; and (ii) upon your termination, you will execute a Termination Certificate (or document containing similar provisions).

By signing this letter, you acknowledge that the terms described in this letter, together with the enclosed Employee Confidentiality and Inventions Agreement, sets forth the entire understanding between us and supersedes any prior representations or agreements between us, whether written or oral.  There are no terms, conditions, representations, warranties or covenants relating to your employment other than those contained herein.  No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust your salary, incentive compensation, benefits, job title, location, duties, responsibilities, and reporting relationships.

Welcome to the team; we look forward to working with you.  Please feel free to contact me with any questions or concerns.

Sincerely,	Offer Accepted:

/s/ Christopher Marquis	/s/ Ronald Petkie
Christopher Marquis	Ronald Petkie
Chairman of the Board of Directors

HyperSolar, Inc.

EMPLOYEE CONFIDENTIALITY & INVENTIONS AGREEMENT

This Agreement is entered by and between HyperSolar, Inc. (the “Company”) and Ronald Petkie (“Employee”) effective as of the first date on which the Employee provides services for the Company.

In consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the parties as follows:

1. Confidential Information.

(a) Company Information.  Employee shall at all times during the term of Employee’s employment with the Company and thereafter, hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm or corporation without written authorization of the Company’s management, any Confidential Information of the Company.  As used herein, “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, investors, business partners, customer lists and customers (including, but not limited to, those of the Company on whom Employee has called or with whom Employee became acquainted during the term of Employee’s employment), markets, technology, developments, inventions, processes, methods of operation, formulas, designs, drawings, engineering, marketing, finances or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.  “Confidential Information” does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b) Former Employer Information.  Employee shall not, during Employee’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and Employee shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information.  Employee shall hold all confidential or proprietary information that the Company has received from any third party to which it is the Company’s obligation to maintain the confidentiality of such information and to use it only for certain limited purposes in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.

2. Inventions.  Employee hereby represents, warrants and covenants with respect to Prior Inventions or Inventions (each, as defined below), as the case may be, as follows:

(a) Inventions Retained and Licensed.  Attached hereto, as Exhibit A, is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to Employee’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee (and not to any prior employer), which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder.  If in the course of Employee’s employment with the Company, Employee incorporates into a product, process or machine for the benefit of the Company or any of its wholly owned subsidiaries a Prior Invention owned by Employee or in which the Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions.  Employee shall make, or will promptly make, full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is employed by the Company (collectively referred to as “Inventions”), except as specifically provided in Section 2(f) below.  Employee hereby acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company are (i) “works made for hire,” as that term is defined in the United States Copyright Act (to the extent protectable by copyright); and (ii) together with all related intellectual property rights of any sort anywhere in the world, the sole property of the Company.  Employee hereby understands and agrees that the decision whether or not to commercialize or market any Inventions developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Inventions.

(c) Inventions Assigned to the United States.  Employee shall assign to the United States government all Employee’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records.  Employee shall keep and maintain adequate and current written records of all Inventions made solely or jointly with others during the term of Employee’s employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations.  Employee shall assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Employee agrees that it is Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers after the termination of this Agreement.  If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

(f) Exception to Assignments.  It is agreed and acknowledged that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Inventions which qualifies fully under the provisions of California Labor Code Section 2870 (quoted on Exhibit B hereto).  Employee will advise the Company promptly in writing of any Inventions that the Employee believes meet the criteria in California Labor Code Section 2870.

3. Conflicting Employment.  Employee shall perform Employee’s duties faithfully and to the best of Employee’s ability and shall devote Employee’s full business time and effort to the performance of Employee’s duties hereunder.  Employee shall not, during the term of Employee’s employment with the Company, engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company, or its subsidiaries are now involved or become involved during the term of Employee’s employment, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company.

4. Returning Company Documents.  At the time of leaving the employ of the Company, Employee covenants that Employee shall deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to Employee’s employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 2(d).

5. Notification of New Employer.  In the event that Employee leaves the employ of the Company, Employee agrees to grant consent to notification by the Company to Employee’s new employer about Employee’s rights and obligations under this Agreement.

6. Solicitation of Employees.  Employee covenants that, for a period of twelve (12) months immediately following the termination of Employee’s relationship with the Company for any reason, whether with or without cause, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or employees of any Company subsidiaries to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away their employees, either for Employee or for any other person or entity.

7. Right to Advice of Counsel.  Employee acknowledges that Employee has had the right to consult with counsel and is fully aware of Employee’s rights and obligations under this Agreement.

8. Successors.

(a) Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company,” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors.  Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice Clause.  Any notice hereby required or permitted to be given shall be sufficiently given if in writing and delivered in person or sent by facsimile, electronic mail, overnight courier or First Class mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.  Any notice or other communication required or permitted to be given under this Agreement will be deemed given (i) upon personal delivery to the party to be notified (ii) on the day when delivered by electronic mail to the proper electronic mail address, (iii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iv) the first business day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (v) the third business day after the day on which such notice was mailed in accordance with this Section.

10. Arbitration.

(a) Except as provided in Section 10(e) below, this Agreement shall be governed by the Federal Arbitration Act and the California Arbitration Act.  The parties hereby agree that a neutral arbitrator from the American Arbitration Association (“AAA”) will administer any such arbitration(s) under the AAA’s National Rules for the Resolution of Employee Disputes.  The arbitration shall take place in Los Angeles,  California.

(b) The parties may conduct only essential discovery (i.e., discovery sufficient to arbitrate the claim at issue) prior to the hearing, as defined by the AAA arbitrator.  Following the hearing, the AAA arbitrator shall issue a written decision, which contains the essential findings and conclusions on which the decision is based.  The parties agree that the result of arbitration hereunder shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction.  The arbitration ruling may be subject to limited judicial review as provided by applicable law.

(c) Employee shall bear only those costs of arbitration he or she would otherwise bear had Employee brought a claim covered by this Agreement in court.  The Company shall pay for the costs that are unique to the arbitration.  Each party will be responsible for payment of its own attorneys’ fees.  However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees to the prevailing party.

(d) The arbitrator shall not have any power, authority or jurisdiction to change or modify any provision of this Agreement.

(e) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or a conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

(f)  EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION.  EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EMPLOYEE’S RELATIONSHIP WITH THE COMPANY, INCLUDING, BUT NOT LIMITED TO, CLAIMS OF HARASSMENT, DISCRIMINATION, WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS.

11. Severability.  The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

12. Integration.  This Agreement, together with the offer letter executed on or about the date hereof, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

13. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.

14. Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

HYPERSOLAR, INC.

By:	/s/ Tim Young
Tim Young
President and CEO

EMPLOYEE

/s/ Ronald Petkie
Ronald Petkie

Exhibit A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

_____ No inventions or improvements

_____ Additional Sheets Attached

Signature of Employee:

Date: __________________

Exhibit B

To

EMPLOYEE CONFIDENTIALITY AND INVENTIONS AGREEMENT

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME – EXEMPTION FROM AGREEMENT

“(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of employee’s rights in an invention to employee’s employer shall not apply to an invention that the employee developed entirely on employee’s own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)           Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision, the provision is against the public policy of this state and is unenforceable.”

HyperSolar, Inc.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to HyperSolar, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Employee Confidentiality & Inventions Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employee Confidentiality & Inventions Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees or employees of any Company subsidiaries to leave their employment.

Date:

[TO BE SIGNED ONLY UPON TERMINATION OF EMPLOYMENT.]